Exhibit 10.22

RESELLER AGREEMENT

This Reseller Agreement (“Agreement”), dated 6 November 2008 and effective as of 1st November 2008, is made by and between StreamServe, Inc. having an address at 3 Van de Graaff Drive, Burlington, MA 01803, USA (“StreamServe”) and Lawson Software Americas, Inc. having an address at 380 Saint Peter Street, Saint Paul, MN.55102(“Reseller”).

WHEREAS

A.                     StreamServe is engaged in the design, development, production, sales and distribution of certain computer software programs, documentation and certain services in relation thereto.

B.                       Reseller has requested the rights to market, distribute and sublicense such software programs in conjunction with certain specified software programs of Reseller as defined in this Agreement.

C.                       StreamServe desires to grant Reseller such rights as identified in Recital B above.

D.                      The parties have previously entered into a substantive agreement dated 23 November 2004 (as subsequently amended) covering the marketing, distribution and sublicensing of StreamServe software programs in conjunction with specified software programs of Reseller.

E.                        The parties have now agreed to enter into this Agreement which shall set out the current relationship between the parties with respect to the matters set out in the preceding Recitals B and C above and which shall supersede and replace the agreement of 23 November 2004 (including any and all amendments, variations and change control notes thereto) and any other previous and prior agreements that may exist between the parties.

NOW IT IS AGREED:

1.                         DEFINITIONS AND INTERPRETATION

1.1                   For the purposes of this Agreement, the following words and expressions shall have the meanings assigned to them below, unless expressed to the contrary or the context otherwise requires:

“Affiliate”

means entities that control, are controlled by, or under common control with a party to this Agreement; and “Reseller” and “StreamServe” shall where the context requires include their Affiliates. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of voting securities, or otherwise having the power to .cause the direction of the management and policies of the controlled entity;

“Confidential Information”

shall mean information received by one party from the other which is marked as “Confidential” and/or “Proprietary,” or information initially furnished orally which was identified by the disclosing party as confidential and/or proprietary at the time of disclosure that is confirmed by the disclosing party as Confidential Information in writing within thirty

(30) days of its initial disclosure. Confidential Information of a party includes its formulas, methods, processes, designs, software, user documentation, inventions, technical specifications, technical know-how, product development plans, new services, program flowcharts, file layouts, education materials, pricing, marketing plans, developmental work, marketing requirements, and current and prospective customer lists or leads;

“Distributors”

means partners, distributors, subdistributors and resellers of Reseller, which pursuant to the provisions of clause 4.3 below, may be appointed by Reseller to market, distribute and support the Licensed Software in conjunction with Reseller Software;

“Documentation”	means the user manuals and all documentation normally included with the Licensed Software;

“Effective Date”	means 1 November 2008;

“Existing Reseller Customer”	means existing customers of Reseller or a Distributor, which entered into sublicense agreements under the terms of the Previous Agreements;

“Fees”	means the royalties and other fees payable as between the parties, as detailed in Exhibit B;

“Initial Support Period”

means if Reseller delivers Licensed Software on or between January 1 and September 30, the “Initial Support Period” will commence upon delivery and end on the first December 31st that occurs after delivery. If the Reseller delivers Licensed Software on or between October 1 and December 31, the “Initial Support Period” for those Products will commence on delivery and end on the first December 31st that occurs more than 12 months after delivery.

“Intellectual Property”	means all patents, designs, copyrights, trademarks, trade secrets, and all other categories of industrial and intellectual property rights throughout the world;

“Licensed Software”

means the software licensed and/or provided by StreamServe to Reseller, as specified in Exhibit A in computer readable object code form only. Licensed Software shall also include Documentation and such Updates as may be made available from time to time;

“New Reseller Customer”	means a new customer of Reseller or its Distributors who purchases a license/s to use Reseller Software in conjunction with Licensed Software subsequent to signing of this agreement;

“Previous Agreements”	means:

(i) The agreement entitled “Amended and Restated Reseller Agreement” dated 23 November 2004 between the parties, together with all subsequent amendments, variations and change control notes made thereto subsequent to said date; and

(ii) Any other previous agreements or arrangements prior to the date hereof that may exist between the parties (in whatever form) giving Reseller rights to market and sublicense Licensed Software;

“Reseller Software”	means the software of Reseller specified in Exhibit A with which the Licensed Software may be distributed and sublicensed;

“Software”	means Licensed Software and Reseller Software;

“Sublicense Agreement”

means the written form of software license setting out the terms on which a New Reseller Customer is granted a license by Reseller to use the Licensed Software in conjunction with Reseller Software. The approved form of such software license is attached hereto as Exhibit C with the understanding that Reseller may make minor modifications to this Sublicense Agreement without prior approval of StreamServe provided such minor modifications retain the same level of protection for StreamServe;

“Support”	means the support and maintenance services to be provided by StreamServe and Reseller with respect to the Licensed Software on the basis as set out in Exhibit F attached to this Agreement;

“Territory”	means the world, subject to any territorial restrictions that may apply in the context of Reseller’s obligations under clause 14.11;

“Training”	means:

(i) training in the use of Licensed Software to be provided to Reseller personnel by StreamServe as outlined in Exhibit E attached to this Agreement; and

(ii) training in the use of Licensed Software to be provided by Reseller to Existing Reseller Customers’ and New Reseller Customers’ personnel through “Lawson Learning”;

(iii) training in the use of Reseller Software to be provided to StreamServe personnel in connection with the provision of first line support by StreamServe as specified in Exhibit E attached hereto;

“Updates”

means subsequent releases of the Licensed Software that StreamServe makes generally available to its customers and that contain: (i) enhancements, and/or improved performance; (ii) bug or error fixes, patches, or workarounds; (iii) maintenance releases; (iv) new point releases; and (v) new major version releases, regardless of the version name or number; provided, however, that Updates shall not include new or separate products which StreamServe offers only for an additional fee to its customers generally.

1.2                   Words and expressions used in the singular shall include the plural and vice-versa.

1.3                   Headings and sub-headings where used in this Agreement (including its Exhibits) are inserted for convenience only and shall not form part of this Agreement for the purposes of interpretation of this Agreement.

1.4                   In the event of any conflict between any of the parts of this Agreement (including Exhibits), the following order of precedence shall apply:

(a)                   All clauses and sub-clauses contained within clauses 1 to 14 of this Agreement; then

(b)                  the Exhibits in letter order, where Exhibit A shall prevail over Exhibit B and so on.

2.                        CANCELLATION OF PREVIOUS AGREEMENTS

2.1                   Upon execution hereof by both parties, this Agreement shall terminate, replace and supersede all Previous Agreements in their entirety, save only for any outstanding rights, obligations and liabilities of either party under said Previous Agreements that survive or are deemed to survive such termination.

2.2                   The parties agree that any Existing Reseller Customers, to which sublicenses to use the Licensed Software in conjunction with Reseller Software have been granted under the Previous Agreements, shall continue to be able using the Licensed Software under such sublicenses and any specific rights or obligations owed to such Existing Reseller Customers shall remain in effect in accordance with such terms, provided always that such Existing Reseller Customers are not in breach of their sublicenses. All such existing sublicenses shall be managed under the terms and conditions set out in this Agreement.

3.                        DURATION OF AGREEMENT

3.1                   Subject to the provisions of clause 13 below, this Agreement shall be for an initial term of three (3) years (“Initial Term”), commencing on the Effective Date.

3.2                   Following the Initial Term, this Agreement shall automatically renew for successive periods of twelve (12) months.

4.                        APPOINTMENT OF RESELLER AND GRANT OF LICENSES

4.1                   Subject to the terms and conditions of this Agreement, StreamServe appoints and Reseller hereby accepts such appointment as a reseller of the Licensed Software in conjunction with Reseller Software in the Territory for the Initial Term and any subsequent extensions thereto.

4.2                   With respect to Reseller’s appointment pursuant to clause 4.1 above, StreamServe hereby grants to Reseller:

(a)                   a non-exclusive, non-transferable, worldwide license to market, distribute and sublicense the Licensed Software to Existing Reseller Customers and New Reseller Customers in conjunction with Reseller Software in the Territory;

(b)                  a non-exclusive, non-transferable, worldwide, royalty-free license to use the Licensed Software for testing and demonstration purposes as part of the marketing and sales activity referenced in sub-clause 4.2(a) above;

(c)                   a non-exclusive, non-transferable, worldwide, royalty-free license to use the Licensed Software to assist with Existing Reseller Customer and New Reseller Customer Training with respect to the Licensed Software to be carried out by Reseller;

(d)                  the non-exclusive right to provide Support with respect to the Licensed Software on the limited basis as more specifically described in Exhibit F attached hereto.

4.3                   Reseller shall be permitted to make use of its Affiliates and Distributors in relation only to the licenses granted to Reseller under sub-clauses 4.2(a) and (b) above, provided that:

(a)                   Reseller shall enter into a written distribution agreement (“Distribution Agreement”) with each Distributor, each Distribution Agreement to contain substantially similar terms to the terms and conditions of this Agreement;

(b)                  Reseller shall notify StreamServe of any material breach by a Distributor of a Distribution Agreement or material breach of this Agreement by an Affiliate and Reseller shall, if requested by StreamServe, cease allowing the relevant Distributor to market and distribute the Licensed Software or the relevant Affiliate to operate under the terms of this Agreement.

4.4                   Where a New Reseller Customer wishes to use the Licensed Software in conjunction with Reseller Software, Reseller shall enter into a Sublicense Agreement with each such New Reseller Customer. The Sublicense Agreement shall be substantially in the agreed form of the Sublicense Agreement attached hereto as Exhibit C. Reseller shall not, and warrants that it shall not, at any time enter into a form of sublicense that is less protective of StreamServe’s rights, nor shall Reseller grant any rights, warranties, undertakings or remedies or introduce any terms that are greater or more extensive than those set out in the form of Sublicense Agreement for the Licensed Software. Any such grant of less protective rights or greater or extended rights, warranties, undertakings, remedies or terms related to the Licensed Software shall be deemed a material breach of this Agreement and Reseller shall indemnify, defend and hold StreamServe harmless against any and all damages suffered by StreamServe as a consequence thereof. Reseller shall be permitted to allow its Affiliates and Distributors to use the form of Sublicense Agreement attached hereto when sublicensing New

Reseller Customers, provided that such Affiliates and Distributors do so strictly in accordance with the provisions of this clause 4.4. Reseller may provide the Licensed Software under its own end user license agreement provided that such agreement contains terms no less protective than the terms set forth in the Sublicense Agreement in Exhibit C.

In any instance where a Reseller Customer receives StreamServe’s end user license agreement with respect to the Licensed Software, Reseller shall not be responsible for any violations of such license agreement.

Restrictions

4.5                   Reseller shall not, and shall ensure that its Affiliates, Distributors and Existing or New Reseller Customers will not, reverse engineer, decompile, disassemble, or otherwise create or attempt to create the Licensed Software or its source code, or use the Licensed Software in whole or in part for any purpose other than those specified herein. Further, Reseller, its Affiliates and Distributors shall acquire no rights to undertake any development of or modifications to the Licensed Software.

4.6                   Reseller shall not rent the Licensed Software, or provide third parties with access to the Licensed Software through a service bureau, outsourcing or commercial timesharing arrangement. Reseller, Existing or New Reseller Customers, however, may elect to host the Licensed Software at a commercial hosting facility.

4.7                   Reseller acknowledges and accepts that all Intellectual Property associated with the Licensed Software, any related derivative works, enhancements, or modifications thereto, is retained by and vested in StreamServe and its third party licensors. Similarly, all Intellectual Property in Reseller Software, any derivative works, enhancements, or modifications thereto is retained by and vested in Reseller and its third party licensors.

5.                        OBLIGATIONS OF RESELLER

5.1                   During the Initial Term and subsequent renewals thereof, Reseller shall use commercially reasonable efforts to promote, market, distribute and sublicense the Licensed Software to New Reseller Customers.

5.2                   No later than sixty (60) days following the end of each Reseller quarter, the parties will meet either in person or via teleconference at a mutually agreed upon time/location to discuss activities related to the Licensed Software including but not limited to: i) Reseller’s nonbinding forecast of potential sales and review of pipeline, ii) marketing activities of Reseller and iii) training and/or professional services planned by Reseller as well as product development plans and promotional activities of StreamServe related to the Licensed Software. The parties agree that the first such meeting or teleconference shall be held no later than March 31, 2009.

5.3                   Upon execution of a Sublicense Agreement by a New Reseller Customer and in addition to its obligations under clause 7.4 below, Reseller shall submit an order to StreamServe for a copy of the Licensed Software to be provided to each such New Reseller Customer. Reseller will only submit individual orders for New Reseller Customers in the Asia Pacific region as necessary for StreamServe to deliver the Licensed Software pursuant to clause 5.4 (ii) below. New Reseller Customer orders delivered by reseller under clauses 5.4 (i) and (iii) below will be reported twenty-five (25) days post-Reseller quarter-end. Each such order (which shall be subject to StreamServe approval under clause 6.1 below) shall include details as referenced in clause 7.4 below.

5.4                   The fulfillment and shipment of Licensed Software to New Reseller Customers shall be carried out as follows:

(i)                      by Reseller in North and South America, Australia/New Zealand (ANZ) and in the EMEA (Europe, Middle East and Africa) region;

(ii)                   by StreamServe in the Asia Pacific region;

(iii)                for the purposes of any fulfillment that is to be carried out by download, Reseller shall be permitted to have access to, and to duplicate, StreamServe’s download website for such purpose.

Reseller hereby agrees and undertakes to submit to StreamServe no later than 31 December (or, if such date is a Saturday or Sunday, the immediate preceding working day) a written report covering the period 1 December to 31 December with details of fulfillment and shipment of Licensed Software to New Reseller Customers. Such report will list the names of New Reseller Customers, the date of fulfillment or shipment to each New Reseller Customer and the value of the license Fee for each New Reseller Customer.

5.5                   Subject to the provisions of clause 6.2 below, Reseller undertakes to provide Training to Existing and New Reseller Customers. Reseller shall be permitted to make use of StreamServe training materials in developing and/or delivering such Training subject to payment of a Fee to StreamServe for use of such materials as detailed in Exhibit B attached hereto.

6.                        STREAMSERVE OBLIGATIONS

6.1                   Upon the receipt of an order Reseller or StreamServe, as provided in 5.4, shall deliver the Licensed Software to New Reseller Customers along with the access keys necessary to ensure proper operation.

StreamServe shall also deliver and make available copies of the Documentation to Reseller and New Reseller Customers in accordance with section 5.4 with a master version of the Documentation delivered to Reseller in the English language. Reseller shall be provided sufficient inventory of the Licensed Software as reasonably necessary to fulfill its delivery obligations pursuant to section 5.4. Reseller may make copies of the Licensed Software as reasonably necessary to fulfill its obligations under this Agreement and Reseller may access and download sufficient copies of the Licensed Software including the Documentation and distribute the same by electronic means as necessary to fulfill its obligations under this Agreement, subject always to the restrictions in clause 4.5 above.

6.2                   StreamServe agrees to provide Training to Reseller and Reseller personnel in relation to the use of Licensed Software. The Training to be provided is outlined in Exhibit E attached hereto.

6.3                   StreamServe further agrees, pursuant to the terms of this Agreement save as referenced in clause 4.2(d) above, to provide all levels of Support to Reseller for the Initial Support Period for Existing and New Reseller Customers and thereafter directly to Existing and New Reseller Customers on behalf of Reseller on the basis as set out in Exhibit F attached hereto for the first and subsequent annual renewals.

6.4                   StreamServe has established a master escrow agreement and, upon Reseller’s request, Reseller and/or Existing and New Reseller Customers have the option to become beneficiaries to such master escrow agreement giving them rights to obtain the source code for the Licensed Software pursuant to the terms and conditions set forth in the master escrow agreement. The costs associated with establishing Reseller’s or Existing or New Reseller Customers’ rights as beneficiaries under the master escrow agreement and for obtaining access to the source code will be payable by Reseller or Existing or New Reseller Customers.

7.                        FEES, PAYMENT AND REPORTING

7.1                   The Fees payable under this Agreement by Reseller for the rights and licenses granted and for Training provided by StreamServe hereunder shall be calculated in accordance with the rates set out in Exhibit B attached hereto.

7.2                   All payments due from Reseller to StreamServe shall be made quarterly and will be due within net forty-five (45) days of the end of each Reseller quarter. All payments will be remitted in the local currency of Existing or New Reseller Customer. Any overdue payments from Reseller shall bear interest from the due date at the rate of the lower of one and one-half percent (1.5%) per month or such lower rate as may be mandated by applicable law.

7.3                   The fees specified under this Agreement do not include taxes or duties. If StreamServe is required to pay or account for any taxes, public fees, duties, deductions or withholdings then such taxes, fees, duties, deductions and withholdings shall be borne by Reseller. This clause shall not apply to taxes based on StreamServe’s profits.

7.4                   Within twenty-five (25) days of the end of each Reseller quarter, commencing with the first Reseller quarter ending 28 February 2009, Reseller shall submit to StreamServe a written or electronic royalty report (“Report”) detailing the number of licenses sold to New Reseller Customers in the preceding quarter and for each New Reseller Customer the following detailed information:

•                  Name, Address and Country

•                  Contact(s) by name and title

•                  Contact(s) telephone number, as available

•                  Contact(s) e-mail address, as available

•                  Date of Signature of the Sublicense Agreement

•                  Details of Licensed Software delivered to New Reseller Customers pursuant to clause 5.4 above or Existing Reseller Customers (as may be applicable)

•                  Number of named users permitted under the Sublicense Agreement

•                  Total license Fee for the Licensed Software for both Existing and New Reseller Customers

•                  Total license Fee due to StreamServe

•                  Initial Support Period end date

•                  Length of Initial Support Period (in months) from Delivery Date to ISP End Date

•                  Total pro-rated support Fees due to StreamServe (including such Fees for Existing Reseller Customers)

Upon receipt of each Report by StreamServe under this clause 7.4, StreamServe shall issue an invoice for the aggregate amount of license Fees due to StreamServe from Reseller, for payment in accordance with clause 7.2 above.

7.5                   With respect to any Fees due to StreamServe for Training provided to Reseller pursuant to clauses 6.2 and 6.3 respectively, StreamServe shall issue an invoice to Reseller on completion of Training. All such payments due shall be due within forty-five (45) days of receipt of invoice.

7.6                   In return for StreamServe providing Support with respect to the Licensed Software pursuant to clause 6.3 above:

(i)                      with respect to Existing Reseller Customers, StreamServe shall invoice the Fees as set forth in report provided by Lawson associated therewith directly to all Existing Reseller Customers. Such Fees shall be invoiced annually, due on 1 January in each year and payable in accordance with the payment terms specified in the Agreement with each such Existing Reseller Customer Agreement. All Fees so collected shall be for the sole account of StreamServe.

(ii)                   with respect to New Reseller Customers, Reseller shall invoice New Reseller Customers for the Initial Support Period with respect to the Licensed Software. Reseller shall remit to StreamServe the Support Fee specified in Exhibit B attached hereto, payment to be made within net forty-five (45) days of the end of Reseller quarter. Upon expiration of the Initial Support Period, StreamServe shall assume Support billing for New Reseller Customers.

7.7                   For the duration of this Agreement and for a period of two (2) years after the date of expiration or termination of this Agreement, Reseller shall keep complete and accurate records of all licenses for the Licensed Software sold (“Records”). These Records shall include (but not be limited to) all of the items detailed in the quarterly royalty reports provided pursuant to clause 7.4 above, together with copies of all Sublicense Agreements entered into with Reseller Customers. Reseller shall permit examination and audit of such information and Records, at mutually agreeable times and no more than once per calendar year, by authorized representatives of StreamServe during normal Reseller business hours, during the period of this Agreement and for such two (2) year period thereafter. If any such examination and audit reveals an underpayment of more than five per cent (5%) with respect to amounts due, Reseller shall pay the reasonable costs of StreamServe’s audit, together with the amount of any such underpayment plus interest at the rate specified in clause 7.2 above, with such payment not to exceed two times the actual value of the underpayment.

8.                        REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

8.1                   StreamServe warrants to Reseller and Reseller Customer for a period of ninety (90) days following delivery of the Licensed Software to a Reseller Customer site that:

(a)                   it will perform in all material respects the functions described in the Documentation when operated in accordance with the Documentation; and

(b)                  if Reseller Customer has requested fixed media delivery, the media upon which the Licensed Software is delivered will be free of defects in materials and workmanship under normal use;

(c)                   If Licensed Software does not function as warranted and StreamServe is unable to resolve the problem, Reseller or Reseller Customer may return the Licensed Software to StreamServe and receive a refund of the fees paid.

8.2                   StreamServe warrants to Reseller that:

(a)                   it shall use reasonable technical means to detect computer viruses in the Licensed Software; and

(b)                  at the time of delivery, the Licensed Software does not contain any virus or software code or device designed to disable, damage, impair, erase, deactivate or electronically repossess the Licensed Software. Reseller acknowledges that StreamServe has incorporated software into the Licensed Software, which is designed to assist both parties in monitoring New Reseller Customers’ compliance with the terms of each Sublicense Agreement.

8.3                   EXCEPT AS EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, STREAMSERVE MAKES NO WARRANTY TO RESELLER REGARDING THE LICENSED SOFTWARE. RESELLER CONFIRMS THAT IT HAS EVALUATED THE LICENSED SOFTWARE AND DETERMINED THAT IT IS ACCEPTABLE AND SUITABLE FOR RESALE AND SUBLICENSE TO EXISTING AND NEW RESELLER CUSTOMERS. RESELLER ACKNOWLEDGES THAT STREAMSERVE MAKES NO WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. STREAMSERVE MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED SOFTWARE WILL OPERATE WITH OTHER PRODUCTS AND STREAMSERVE SHALL NOT IN ANY EVENT BE RESPONSIBLE FOR LOSSES OF ANY KIND RESULTING FROM THE DISTRIBUTION OR USE OF THE LICENSED SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR BUSINESS EXPENSE, MACHINE DOWNTIME, OR DAMAGES CAUSED TO RESELLER, EXISTING OR NEW RESELLER CUSTOMERS OR OTHER THIRD PARTIES BY ANY DEFICIENCY, DEFECT, ERROR, OR MALFUNCTION.

8.4                   Reseller warrants that it has the right to license the Reseller Software to Existing and New Reseller Customers. Reseller shall be solely responsible for any and all warranties that it gives with respect to it own Reseller Software.

9.                        INDEMNITIES

9.1                   Subject to clause 10 below, StreamServe shall indemnify Reseller (including paying all reasonable legal fees) against any and all third party claims that the Licensed Software infringes a patent, trademark, trade secret or copyright of a third party, provided that Reseller: (i) promptly notifies StreamServe in writing of any such claim, (ii) allows StreamServe to have sole control of the defence and all related settlement negotiations; and (iii) provides StreamServe with reasonably available information and assistance (at StreamServe’s expense) necessary to perform StreamServe’s obligations under this clause. Reseller may retain independent counsel at its own expense.

In the event Licensed Software is held or believed to infringe, StreamServe may, at its sole option and at its sole expense: (i) immediately obtain for Reseller a valid license to continue using the Licensed Software, or (ii) replace or modify the Licensed Software so that it becomes non-infringing while retaining substantially similar functionality.

If StreamServe is unable to achieve either of the above options within a reasonable period of time, or reasonably believes that an injunction will ensue, then: neither party will sell or distribute the Licensed Software in accordance with the terms of such injunction or StreamServe’s reasonable instructions, and StreamServe shall refund or credit Reseller payment of monies previously paid for such Licensed Software.

StreamServe shall not be liable to Reseller to the extent that any claim arises from or is based upon the combination, operation or use of Licensed Software with equipment, data or programming not supplied by StreamServe or for other than an intended purpose as set forth in the Documentation, or arising from any unauthorized alteration or modification of the Licensed Software, if the claim would not have arisen without such combination, operation, use, alteration or modification of the Licensed Software. The provisions of this clause 9.1 set forth the entire liability of StreamServe and Reseller’s sole remedy with respect to infringement.

9.2                     Subject to clause 10 below, Reseller shall indemnify StreamServe (including paying all reasonable legal fees) against any and all third party claims by any other party resulting solely from Reseller’s gross negligence, wilful misconduct, or fraudulent misrepresentations relating to the marketing, sublicensing, distribution, demonstration, or use of the Licensed Software or Reseller Software provided that StreamServe: (i) promptly notifies Reseller in writing of any such claim; (ii) allows Reseller to have sole control of the defence and all related settlement negotiations (however, StreamServe may retain independent counsel and at its own expense); and (iii) provides Reseller with the information, authority and assistance necessary to perform Reseller’s obligations under this clause (at Reseller’s expense). Reseller shall not be liable under this indemnity to StreamServe to the extent that any such claim arises from or is based upon any acts or omissions of StreamServe.

10.                   LIMITATION OF LIABILITY

10.1                         EXCEPT FOR LIABILITY FOR DEATH OR PERSONAL INJURY OR FRAUDULENT MISREPRESENTATION, EACH PARTY’S LIABILITY TO RESELLER THE OTHER FOR ANY CLAIM FOR DIRECT LOSS OR DAMAGE ARISING UNDER THIS AGREEMENT OR OTHERWISE ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREIN REGARDLESS OF THE FORM OF ACTION (INCLUDING, BUT NOT LIMITED TO, ACTIONS FOR BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, RESCISSION AND BREACH OF WARRANTY) SHALL NOT EXCEED IN EACH YEAR OF THIS AGREEMENT THE ANNUAL AMOUNT OF ROYALTIES DUE TO STREAMSERVE IN EACH SUCH YEAR AS CALCULATED IN ACCORDANCE WITH PARAGRAPH 1 OF EXHIBIT B, PROVIDED ALWAYS THAT THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED TWO MILLION, FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$2,500,000).

10.2                         IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OTHER MONETARY LOSS, LOSS OF BUSINESS, WASTED EXPENDITURE, LOSS OF GOODWILL, LOSS OR INTERRUPTION OF DATA OR COMPUTER TIME, ALTERATION OR ERRONEOUS TRANSMISSION OF DATA, PROGRAM ERRORS, EVEN IF A PARTY IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

11.                   USE OF NAME AND TRADEMARKS

11.1               Upon request, each party shall provide the other party with copies of its advertising, promotional literature or any other similar materials whether in written or electronic form, distributed to any third party.

11.2               Reseller agrees to identify StreamServe as the supplier of the Licensed Software in its advertising, promotional and sales materials (Sales Materials”), provided that such Sales Materials do not contain any statement which could be interpreted as a direct or indirect endorsement of Reseller Software or other products or services of Reseller by StreamServe or any of its Affiliates, provided however that Reseller may use Reseller trademarks and other information in the Sales Materials as reasonably necessary to promote the sale of Reseller products including the Licensed Software.

11.3               In connection with Reseller’s promotion of Licensed Software, StreamServe hereby grants to Reseller and its Distributors a non-exclusive, non-transferable, royalty-free, revocable license to use the StreamServe trademarks (“Marks”) associated with the Licensed Software solely in connection with the activities of Reseller that are contemplated and permitted by this Agreement. Reseller agrees to comply with all requirements relating to use of the Marks and associated Intellectual Property rights and approval of Sales Materials as set out in Exhibit H attached hereto. Reseller further agrees that it will not assert or claim any interest in any of the Marks or associated Intellectual Property rights and further that any and all goodwill arising from Reseller’s use of the Marks and associated Intellectual Property rights will inure for the sole benefit of StreamServe.

12.                   CONFIDENTIALITY

12.1               The parties agree to hold each other’s Confidential Information in confidence for the duration of this Agreement and for a period of five (5) years following termination or expiration. All Confidential Information shall be protected with the same degree of care as the receiving party normally uses in the protection of its Confidential Information, but in no case with any less degree than reasonable care. Each party further agrees not to use any Confidential Information received from the other party except for the purposes set forth herein, including implementation of this Agreement. The parties agree that, unless required by law, they will not make each other’s Confidential Information available in any form to any third party save for those of its directors, officers, employees and agents who need access to the Confidential Information on a “need to know basis” and save for their respective legal and financial advisers.

12.2               The obligations of the parties not to disclose Confidential Information shall not apply to any information that:

(a)                                  is or becomes part of the public domain through no act or omission of the other party;

(b)                                 was in the other’s lawful possession prior to the disclosure as evidenced by existing written documentation and had not been obtained by the other party either directly or indirectly from the disclosing party;

(c)                                  is lawfully disclosed to the other party by a third party without restriction on disclosure;

(d)                                 is independently developed by the other party as evidenced by existing written documentation.

12.3               In the event that either party becomes aware of an unauthorized use or disclosure of the other party’s Confidential Information, such party shall promptly inform the other party and provide reasonable assistance to the other party, at the other party’s expense, in the investigation and prosecution of any such unauthorized use or disclosure.

13.                     TERMINATION AND CONSEQUENCES OF TERMINATION

13.1               Either party may terminate this Agreement upon written notice to the other party at any time prior to the expiration of its stated duration under clause 3 above if:

(a)                                 a receiver is appointed for either party or any of its property as a result of insolvency;

(b)                                either party makes an assignment for the benefit of creditors;

(c)                                 any proceedings are commenced by, for or against either party under any bankruptcy, insolvency or debtor’s relief law;

(d)                                either party is liquidated or dissolved or ceases doing business; or

(e)                                 either party is in material breach with respect to any of its obligations or undertakings under this Agreement and the party in breach fails to remedy or cure such breach within a period of sixty (60) days of receiving written notice from the other party specifying the breach.

13.2               Either party shall be entitled to terminate this Agreement without cause, provided that the party so wishing to terminate shall give a minimum of two years’ notice in writing to the other party.

13.3               Upon termination or expiration of this Agreement:

(a)                                  Provided that this Agreement is not being terminated for Reseller’s breach, Reseller and its Distributors shall be entitled to fulfil all valid orders that have been received by Reseller or its Distributors prior to termination or expiration;

(b)                                 Reseller shall promptly pay to StreamServe all outstanding Fees due and payable to StreamServe;

(c)                                  Each party shall return or destroy within thirty (30) days of such termination or expiration all of the other party’s Confidential Information, as specified by the other party;

(d)                                 Reseller shall return or destroy, within thirty (30) days of such termination or expiration and as specified by StreamServe, all copies of Licensed Software and any StreamServe marketing materials then in Reseller’s possession or control;

(e)                                  Each Existing and New Reseller Customer shall have the right, following termination or expiration of this Agreement, to continue using the Licensed Software for so long as the sublicense granted to each such Existing and New Reseller Customer remains in force.

13.4               The parties agree that where the content or nature of any provision indicates or implies an intent that it will survive expiration of the Initial Term or of any renewal period, or termination of this Agreement, then such provision shall so survive. Without limiting the generality of the foregoing sentence, clauses and other parts of this Agreement surviving expiration or termination shall include, but not be limited to, 1, 4.5, 4.7, 8, 9, 10, 12, 13, 14.1, 14.4, 14.5, 14.6, 14.9, 14.10, 14.11, 14.12 and Exhibit B.

14.                   GENERAL PROVISIONS

14.1               Reservation of Rights. StreamServe reserves all rights nor expressly granted under this Agreement. Use of terms such as “purchase” or “price” or any similar terminology shall not connote transfer of title or ownership to any Intellectual Property.

14.2               Independent Contractors. StreamServe and Reseller agree that they are acting as independent contractors. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties. Neither party will represent that it has authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

14.3               Assignment. Either party may assign, novate, or otherwise transfer this Agreement to a third party, provided that the party effecting such assignment, novation or other transfer shall have given the other party thirty (30) days’ advance written notice of same and the assignee assumes all of the rights and obligations of the assignor. Notwithstanding the foregoing, in the event of a possible assignment, novation or other form of transfer of this Agreement by Reseller to a competitor of StreamServe, or competitor of another partner of StreamServe as may be listed in Exhibit I attached hereto, Reseller shall be required to obtain the prior written consent of StreamServe to such assignment, novation or other transfer. Likewise, prior to any possible assignment, novation, or other form of transfer by StreamServe to another party, StreamServe shall be required to obtain the prior written consent of Reseller, such consent not to be unreasonably withheld.

14.3A.  Assignment of Support Services. Reseller and StreamServe acknowledge that Streamserve will assume from Reseller certain obligations to support the Licensed Software as provided in sections 4.2 (d), 6.3, 7.6, and Exhibit F of this Agreement, Reseller hereby assigns to StreamServe and StreamServe accepts such assignment of the obligations to provide Support services in accordance with the terms and conditions of this Agreement, including without limitation the performance of the Support services (as set forth herein) and associated billing (as set forth in the report provided by Reseller to Streamserve) beginning with the first annual renewal of support for each such Reseller Customer. Reseller will on an annual basis provide StreamServe with the list of customers that will be covered by such assignments of support, based upon the support renewals.

Upon the occurrence of any of the following events, StreamServe’s rights to provide Support services, and bill/collect revenue for such Support services shall automatically revert back to Reseller:

i)                                        Termination of this Agreement for any reason by either Party,

ii)                                     Expiration of this Agreement,

iii)                                  A breach of this Agreement by StreamServe,

iv)                                  StreamServe’s acquisition by a Reseller competitor, and/or

v)                                     Any failure of StreamServe to perform its support obligations to New Reseller Customers or Existing Reseller Customers.

14.4               Non-Solicitation. For the duration of this Agreement and for a period of one (1) year following its termination or expiration, neither party shall, either for itself or on behalf of or through any third party, directly or indirectly, solicit, entice, persuade or attempt to solicit, entice or persuade any employee of the other party to leave the service of the other party. The provisions of this clause 14.4 shall not apply to any situation where any employee of either party has, of their volition and free will, responded to a national or local recruitment campaign or to an advertisement for a specific vacancy either directly or through a recruitment agency.

14.5               Force Majeure. Neither party shall be responsible for failure (other than for an undisputed obligation to pay money) of performance due to causes beyond its control, including (but not limited to) acts of God or nature; labour disputes; sovereign acts of any federal, state or foreign governments; major failure of transportation systems and networks or utilities; severe inclement weather; or any other similar or dissimilar act or event that materially prevents either party from performing its obligations under this Agreement.

14.12         Notices. All notices or other communications that are required to be given under this Agreement shall be in writing and shall be sent by first-class post “return receipt requested” to the address of the recipient set forth below or by fax:

In the case of StreamServe:

StreamServe Inc
3 Van de Graaff Drive
Burlington, MA 01803
Fax: +1 781 229 6622
Attention: General Counsel

In the case of Reseller:

Lawson Software Inc.
380 St. Peter Street
St Paul, MN 55102
Fax: +1 651 767 4940
Attention: General Counsel

14.7               Waiver. Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

14.8               Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14.9               Entire Agreement. This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the parties and supersedes all previous agreements and representations, written or oral, express or implied, concerning the subject mater of this Agreement. This Agreement may not be modified or amended except in writing and signed by an authorized representative of both parties. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

14.10         Compliance with Laws. Each party shall comply with all applicable laws, directives and regulations in performing its duties hereunder.

14.11         Export Control. Without limiting its obligations under clause 14.10 above, Reseller undertakes to comply fully with all relevant export laws and regulations, including but not limited to the US Export Administration Regulations. This undertaking shall include responsibility on the part of Reseller to obtain, at its cost, any necessary export licenses or certificates as may be required.

14.12         Governing Law. This Agreement shall, in all respects, including all matters of construction, validity and performance, be governed by the laws of the State of Minnesota, United States, without regard to any conflicts of law principles, which may result in the application of the law of another jurisdiction. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement.

14.13         Review and Negotiation. The parties acknowledge that they have each reviewed and participated in drafting the terms and provisions of this Agreement and that this Agreement was and shall be deemed for all purposes to have been drafted by both parties. Furthermore the parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

14.14         Authority to Execute. The parties executing this Agreement represent and warrant that they have been given the necessary authority by each respective corporate entity and applicable law to do so.

IN WITNESS WHEREOF, THE PARTIES HAVE HEREBY ENTERED INTO AND EXECUTED THIS AGREEMENT ON THE DATE FIRST ENTERED ABOVE

Signed for and on behalf of STREAMSERVE, INC.		Signed for and on behalf of LAWSON SOFTWARE AMERICAS, INC.

Signature:	/s/ D. Ladd	Signature:	/s/ H. Debes

Name:	D. Ladd	Name:	H. Debes

Position:	CEO	Position:	CEO

Date:	Nov. 7 2008	Date:	Nov 6 2008